File No. 333-_____

As filed with the Securities and Exchange Commission on February 9, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________

HENNESSY ADVISORS, INC.
(Exact name of registrant as specified in its charter)

California	68-0176227
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
7250 Redwood Boulevard, Suite 200 Novato, California 94945 (415) 899-1555
(Address of Principal Executive Offices, including Zip Code)

Hennessy Advisors, Inc. 2024 Omnibus Incentive Plan
(Full title of the plans)

Teresa M. Nilsen

President

Hennessy Advisors, Inc.

7250 Redwood Blvd., Suite 200

Novato, California 94945

(Name and address of agent for service)

(415) 899-1555

 (Telephone number, including area code, of agent for service)

with a copy to: Peter D. Fetzer Jason Hille Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

_______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☑	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

_______________________

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.         INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with the Commission by Hennessy Advisors, Inc. (the “Company”) are hereby incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2023;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2023;

(c)	The Company’s Current Reports on Form 8-K filed November 13, 2023, December 6, 2023, and February 8, 2024; and

(d)

The description of the Company’s Common Stock, no par value per share, included in the Company’s Registration Statement on Form S-1 (Registration No. 333-126896) under the Securities Act of 1933, as amended (the “Securities Act”) (filed July 26, 2005), under the heading “Description of Capital Stock - Common Stock”; as updated by the description of the Company’s securities filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, and any amendment or report updating that description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.         DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.         INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company has authority under Section 317 of the California Corporations Code to indemnify corporate “agents,” including directors, officers, and employees of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. The Company is also authorized under Section 317 to indemnify corporate agents against expenses actually and reasonably incurred by such person in connection with defending or settling derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the board of directors, other than directors involved in such proceeding, by independent legal counsel in a written opinion if such a quorum of directors is not obtainable, by the shareholders by an affirmative vote of a majority of the shares in which a quorum is present other than shareholders to be indemnified, or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct.

Additionally, under Section 317, the Company may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation if it is ultimately determined that the agent is not entitled to be indemnified.

In accordance with Section 317, the Company’s Amended and Restated Articles of Incorporation eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Additionally, the Company’s Fifth Amended and Restated Bylaws provide that the Company has the right to purchase and maintain insurance on behalf of any agent of the corporation, whether or not the Company would have the power to indemnify such person against the liability insured against. The Company carries liability insurance for its directors and officers.

ITEM 7.         EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.          EXHIBITS.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 7, 2017).

4.2	Fifth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 25, 2018).

4.3

2024 Omnibus Incentive Plan (incorporated by reference to Annex A to the Company’s definitive proxy statement on Schedule 14A for the Company’s Annual Meeting of Shareholders held on February 8, 2024).

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Marcum LLP.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).

107	Filing Fee Table.

ITEM 9.          UNDERTAKINGS.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on this 9th day of February, 2024.

HENNESSY ADVISORS, INC.

By:	/s/ Teresa M. Nilsen
Name: Teresa M. Nilsen
Title: President and Chief Operating Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Neil J. Hennessy, Teresa M. Nilsen, Kathryn R. Fahy, and Daniel B. Steadman, and each of them individually, her or his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in her or his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments or supplements) to this Registration Statement on Form S-8 (including all post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

	SIGNATURE	TITLE	DATE

By:	/s/ Teresa M. Nilsen	President, Chief Operating Officer, and Director	February 9, 2024
	Teresa M. Nilsen	(Principal Executive Officer)

By:	/s/ Kathryn R. Fahy	Chief Financial Officer and Senior Vice President	February 9, 2024
	Kathryn R. Fahy	(Principal Financial and Accounting Officer)

By:	/s/ Neil J. Hennessy	Chief Executive Officer and	February 9, 2024
	Neil J. Hennessy	Chairman of the Board of Directors

By:	/s/ Henry C. Hansel	Director	February 9, 2024
Henry C. Hansel

By:	/s/ Brian A. Hennessy	Director	February 9, 2024
Brian A. Hennessy

By:	/s/ Lydia Knight-O’Riordan	Director	February 9, 2024
Lydia Knight-O’Riordan

By:	/s/ Kiera Newton	Director	February 9, 2024
Kiera Newton

By:	/s/ Susan W. Pomilia	Director	February 9, 2024
Susan W. Pomilia

By:	/s/ Thomas L. Seavey	Director	February 9, 2024
Thomas L. Seavey